Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING
Issue Date: May 2014
Review date: Nov 2025
Page: 1 of 15

POLICY

TRADING IN COMPANY SHARES AND INSIDER TRADING

POL 001

DOCUMENT USERS	:	ALL HARMONY DIRECTORS AND EMPLOYEES
PERSON RESPONSIBLE FOR KEEPING DOCUMENT CURRENT	:	GROUP COMPANY SECRETARY

Revision	Prepared	Reviewed	Approved	Date	Description
1	iThemba Governance and Statutory Solutions (Pty) Ltd	Company Secretary	Board	02/02/2012	Finalised for use
2	Company Secretary	Exco	Board	05/5/2014	Finalised for used
3	Company Secretary	CEO	Board	25/5/2016	Finalised for use
4	Company Secretary	CEO and FD	Board	10/5/2018	Finalised for use
5	Company Secretary	CEO and FD	Board	19/2/2021	Finalised for use
6	Company Secretary	CEO and FD	Board	14/11/2023	Finalised for use

HARMONY GOLD MINING COMPANY LIMITED
(Registration number: 1950/038232/06)
("Harmony" or "the company")

POLICY ON TRADING IN COMPANY SHARES AND INSIDER TRADING

1. WHY WE HAVE THIS POLICY

1.1 In terms of the JSE Listings Requirements, listed companies must comply with a number of provisions relevant to the trading by directors, prescribed officers and company secretaries, or their associates, in the company's equities listed on the JSE.

1.2 In addition, the Financial Markets Act, Act 19 of 2012 (the FMA) criminalizes insider trading and provides for penalties payable by persons that are found guilty of insider trading.

1.3 The main aim of this policy is therefore to set out the provisions applicable to trading in the company's shares by:

- 1.3.1 directors, prescribed officers and the company secretary of Harmony,
- 1.3.2 directors and the company secretary of any major subsidiary of Harmony, and
- 1.3.3 the associates of any of the afore-going,

in order to ensure compliance with the relevant laws and regulations.

1.4 In addition, this policy serves to limit the risk to the above persons and others from any contravention of the provisions relating to insider trading and consequences of non-compliance therewith.

1.5 If any directors, prescribed officers or the company secretary of Harmony or any major subsidiary of Harmony is in any doubt as to the application of this policy to any particular circumstances, then Harmony should be approached and, if needed, specified external advice obtained prior to any action being taken by any person.

2. DEFINITIONS AND INTERPRETATION

2.1 In this policy, words importing any one gender include the other two genders; the singular include the plural and vice versa; and natural persons include created entities (corporate or non-incorporate) and vice versa.

2.2 For purposes of this policy, "director" and/or "directors" will include prescribed officers of the company, directors of major subsidiaries of the company as well as the company secretary and the company secretary of major subsidiaries of the company.

HARMONY™
Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING
Issue Date: May 2014
Review date: Nov 2025
Page: 3 of 15

2.3 "associate"[1] in relation to an individual means:

2.3.1 that individual's immediate family (spouse and children - in relation to an individual includes any step child, adopted child or illegitimate child, who has not yet attained the age of 18 years, and any person under the guardianship of the individual); and/or

2.3.2 the trustees, acting as such, of any trust of which the individual or any of the individual's immediate family is a beneficiary or discretionary subject, including trustees of a trust without nominated beneficiaries, but who have been provided with a letter of wishes or similar document or other instruction, including a verbal instruction, naming desired beneficiaries (other than a trust that is either an occupational pension scheme, or an employees' share scheme that does not, in either case, have the effect of conferring benefits on the individual or the individual's family); and/or

2.3.3 any trust, in which the individual and/or his family referred to in 2.3.1 above, individually or taken together, have the ability to control 35% of the votes of the trustees or to appoint 35% of the trustees, or to appoint or change 35% of the beneficiaries of the trust. Without derogating from the above, and for the purposes of this definition, the term trust may also be replaced with any other vehicle or arrangement set up for similar purposes to that of a trust; and/or

2.3.4 any company in whose equity securities the individual or any person or trust contemplated in 2.3.1 to 2.3.3 above, taken together, are directly or indirectly beneficially interested, or have a conditional, contingent or future entitlement to become beneficially interested, and that the individual or any person or trust contemplated in 2.3.1 to 2.3.3 above are, or would on the fulfilment of the condition or the occurrence of the contingency be, able:

2.3.4.1 to exercise or control the exercise of 35% or more of the votes able to be cast at general meetings on all, or substantially all, matters; or

2.3.4.2 to appoint or remove directors holding 35% or more of the voting rights at board of directors' meetings on all, or substantially all, matters; or

2.3.4.3 to exercise or control the exercise of 35% or more of the votes able to be cast at a board of directors' meeting on all, or substantially all, matters; and/or

2.3.5 any close corporation in which the individual and/or any member(s), taken together, of the individual's family are beneficially interested in 35% or more of the members' interest and/or are able to exercise or control the exercise of 35% or more of the votes able to be cast at members' meetings on all, or substantially all, matters; and/or

[1] As per the JSE Listings Requirements, Issue 27

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HARMONY GOLD MINING COMPANY LIMITED
TRADING IN SHARES AND INSIDER TRADING POLICY

HARMONY™

Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING
Issue Date: May 2014
Review date: Nov 2025
Page: 4 of 15

2.3.6 any associate, as defined below with reference to a company, of the company referred to in 2.3.4 above.

For the purpose of 2.3.4.1 above, where more than one director of the same listed company is directly or indirectly beneficially interested in the equity securities of another company, then the interests of those directors and their associates will be aggregated when determining whether such a company is an associate of any one director of such listed company.

2.4 "associate"[2] in relation to a company ("company") means:

2.4.1 any other company that is its subsidiary, holding company or subsidiary of its holding company;

2.4.2 any company whose directors are accustomed to act in accordance with the company's directions or instructions; and/or

2.4.3 any company in the capital of which the company, and any other company under 2.4.1 or 2.4.2 taken together, is, or would on the fulfilment of a condition or the occurrence of a contingency be, interested in the manner described in 2.3.4 above; and/or

2.4.4 any trust that the company and any other company under 2.4.1 and 2.4.2 above, individually or taken together, have the ability to control 35% of the votes of the trustees or to appoint 35% of the trustees, or to appoint or change 35% of the beneficiaries of the trust. Without derogating from the above, and for the purposes of this definition, the term trust may also be replaced with any other vehicle or arrangement set up for similar purposes to that of a trust.

2.5 **"inside information"** means specific or precise information, which has not been made public and which:

2.5.1 is obtained or learned as an insider; and

2.5.2 if it were made public would be likely to have a material effect on the price or value of any security listed by the company on a regulated market.

2.6 **"insider"** means a person who has inside information:

2.6.1 through –

2.6.2 being a director, employee or shareholder of the company or an issuer of derivative instruments to which the inside information relates; or

[2] As per the JSE Listings Requirements, Issue 27

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HARMONY GOLD MINING COMPANY LIMITED
TRADING IN SHARES AND INSIDER TRADING POLICY

Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 5 of 15 5 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 2.6.2.1 having access to such information by virtue of employment, office or profession; or 2.6.3 where such person knows that the direct or indirect source of the information was a person contemplated in paragraph 2.6.1. 2.7 It is noteworthy that the categorisation of an "insider" can include (but is not limited to)3: 2.7.1 directors of the company; 2.7.2 executive management of the company; 2.7.3 the company secretary; 2.7.4 all employees involved in the preparation of the company results; 2.7.5 all professional services providers involved in the preparation of the company results or other corporate advisory services; 2.7.6 all investment entities and/or nominee companies controlled by, or in which any of the above is a beneficiary; and 2.7.7 the associates of any of the above. 2.8 “major subsidiary” means a subsidiary that represents 25% or more of total assets or revenue of the consolidated group based on the latest published interim or year end financial results. 2.9 Please note that while trading is not defined in the FMA (and therefore a very wide definition must be utilised), It is helpful to point out that a “transaction” is defined in the JSE Listings Requirements to include: 2.9.1 any sale, purchase or subscription (including in terms of a rights offer, capitalisation award or scrip dividend) of securities relating to the company; 2.9.2 any agreement to sell, purchase or subscribe for securities relating to the company (irrespective of whether shares or cash flows); 2.9.3 any donations of securities relating to the company; 2.9.4 any dealing in warrants, single stock futures, contracts for difference or any other derivatives issued in respect of the company’s securities. If shares are sold and the equivalent exposure is purchased through a single stock future or any other derivative, both legs will be deemed to be transactions. The closing out of a single stock future or other derivative is also a transaction. The rolling-over of a single stock future that is merely an extension of an existing position is not a transaction; 3 The reader is reminded that reference to the company in this section includes a reference to any major subsidiary of the company. Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 6 of 15 6 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 2.9.5 the acceptance, acquisition, disposal, or exercise of any option (including but not limited to options in terms of a share incentive/option scheme) to acquire or dispose of securities; 2.9.6 any purchase or sale of nil or fully paid letters; 2.9.7 the acceptance, acquisition or disposal of any right or obligation, present or future, conditional or unconditional, to acquire or dispose of securities; 2.9.8 using shares of the company as security, guarantee, collateral or otherwise granting a charge, lien or other encumbrance over the shares of the company. A transaction will be deemed to be present at each of the following trigger events – (i) at the time of agreement of such arrangement; (ii) at the time when a right or discretion afforded to a lender is being exercised; and (iii) at the time an existing arrangement is being amended or terminated; or 2.8.9 any other transaction that will provide direct or indirect exposure to the share price of the company. It must be noted that this does not include cash settled share appreciation rights granted to directors by the company in the ordinary course of business. 3. CLOSED PERIODS 3.1 During closed periods, no trading of whatever nature in the company’s shares must be undertaken by any insider as contemplated in paragraph 1.3 and for the purposes of this policy, those persons contemplated in paragraph 2.7. If permission is nevertheless requested, it will be denied. 3.2 The closed periods as applicable to the company will be in line with the requirements of the JSE and will be as follows: 3.2.1 from the end of any reporting period to the actual publication of the results; and 3.2.2 at any time while the company is trading under a cautionary announcement. 4. APPROVAL PRIOR TO TRADING 4.1 Procedure 4.1.1 Directors (as defined in paragraph 2.2) shall obtain written clearance from the company secretary prior to trading in the company’s shares. The company Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 7 of 15 7 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY secretary shall only provide such clearance on receipt of a written request from the director and after approval thereof by one of the designated directors as indicated below have been obtained. 4.1.2 A written clearance only permits the trades to occur which are specifically regulated in the notice from the particular director – it is not a blanket permission. 4.1.3 Should the company secretary wish to trade in the company’s shares, he/she shall obtain clearance from the designated directors as indicated below or from the chairman of the board. Should one of the designated directors wish to trade in the company’s shares, he/she shall obtain clearance from the other designated directors as indicated below or from the chairman of the board. 4.1.4 The clearance to trade as described above will remain valid for (5) five business days following the date of approval of the request for clearance provided that this period does not coincide with a closed period. If the trade has not occurred during this period, then the clearance to trade lapses and a new clearance must be obtained. 4.1.5 A director must not be given clearance to deal in any shares relating to the company during a prohibited period. Under the JSE Listings Requirements, a “prohibited period” means: (a) a closed period (refer to paragraph 3); and/or (b) any period when there exists any matter which constitutes price sensitive information in relation to the company’s shares (whether or not the director has knowledge of such matter). The definition of price sensitive information in the JSE Listings Requirements largely mirrors the definition of inside information in the FMA.4 4.2 Designated directors Consent to trade in the company’s shares may be given5: 4.2.1 to the chairman of the board of the company by any two of the following chairmen: the chairman of the remuneration committee; the chairman of the audit and risk committee; or the chairman of the nomination committee; 4.2.2 to the deputy chairman of the board, by the chairman of the board, and if the chairman of the board is not available, any one of the committee chairmen as referred to in paragraph 4.2.1; 4 It is defined as "unpublished information that is specific or precise, which if it were made public, would have a material effect on the price of the issuer’s securities. 5 The reader is reminded that reference to directors for purposes of this section includes directors of major subsidiaries. Individuals authorised to provide consent refer to positions in the company only. Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 8 of 15 8 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 4.2.3 to the non-executive directors, by the chairman of the board, and if the chairman of the board is not available, any one of the chairmen of the committees or the deputy chairman of the board or the chief executive officer or the financial director; 4.2.4 to the chief executive officer, by the chairman of the board, and if the chairman of the board is not available, the deputy chairman of the board; 4.2.5 to the financial director, by the chairman of the board, and if the chairman of the board is not available, the deputy chairman of the board; 4.2.6 to the executive directors or prescribed officers, by the chief executive officer, or if the chief executive officer is not available, the chairman of the board or the deputy chairman of the board; 4.2.7 to the company secretary, by the chairman of the board, and if the chairman of the board is not available, the deputy chairman of the board or the chief executive officer. 4.3 Records A register of all written requests for consent to trade as well as proof of clearance given and communicated to the applicant will be kept by the company secretary. 4.4 Investment managers/brokers A director (as defined in paragraph 2.2) must advise any investment manager dealing on his behalf in writing (refer to draft letter attached hereto marked Annexure A), that he is a director (or company secretary and/or prescribed officer, as the case may be) of this company or of a major subsidiary of this company, and that no transactions may be undertaken in respect of the securities of this company by such investment manager on his behalf without his express written consent. Within 14 days of appointment, such person will be required to confirm to the Group Company Secretary that the appropriate notifications have been given to each of his/her investment managers. In the event that there is a new investment manager, such notification must be given within 14 days of such person becoming a new investment manager.

Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 9 of 15 9 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 5. DISCLOSURE OF TRANSACTIONS 5.1 Transactions by directors, prescribed officers or company secretary 5.1.1 Any director (as defined in paragraph 2.2) that trades in the company’s shares will provide the company secretary with the following information in writing without delay and, in any event, within 3 (three) business days after the transaction: 5.1.1.1 Name of director 5.1.1.2 Date of transaction 5.1.1.3 Nature of transaction 5.1.1.4 Nature of holding (direct or indirect) -; 5.1.1.5 Number of shares 5.1.1.6 Price and total value 5.1.1.7 The class of shares. 5.1.1.8 In the case of options or any other similar right or obligation, the option strike price, strike dates and periods of exercise and/or vesting 5.1.1.9 Confirmation as to whether the trades were done on-market or off- market; 5.1.1.10 In respect of a transaction pursuant to paragraph 2.8.8, the announcement must disclose the nature, term and amount of the financial obligation as well the number, value and class of shares offered as security, guarantee, collateral or otherwise; and 5.1.1.11 Whether clearance has been given to trade in terms of this policy. 5.1.2 The company secretary will ensure that the necessary disclosure of the transaction is made via the JSE news service, SENS, without delay and, in any event, within 24 hours after receiving such information from the director concerned. The company secretary will also arrange for the timeous disclosure of his/her own transactions without delay and, in any event, within 3 (three) business days following the transaction. 5.2 Transactions by associates 5.2.1 A director (as defined in paragraph 2.2) must inform his associates in writing (refer to draft letter attached hereto marked Annexure B) that he is a director of this company and that should they trade in the shares of this company, he should immediately be informed of the details of the relevant transaction for purposes of the required disclosure within 2 (two) business days after the transaction, which disclosure must also include details of the associate’s relationship with the director. Within 14 days of appointment, such person will be required to confirm to the Group Company Secretary that the appropriate notifications have been given to each of his/her associates. In the event that there is a new associate, Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 10 of 15 10 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY such notification must be given within 14 days of such person becoming a new associate. . 5.2.2 The announcement of the associate's trading in the shares of the company must disclose the name of the associate and the associate's relationship with the director 6. PROHIBITED CONDUCT 6.1 There are four types of prohibited conduct that apply to an insider who is in possession of inside information – 6.1.1 dealing for one's own account; 6.1.2 dealing on behalf of someone else; 6.1.3 improper disclosure or tipping; and 6.1.4 encouraging dealing, causing or discouraging dealing. 6.2 It is also prohibited to deal for an insider who has inside information. 7. ADDITIONAL CONTRAVENTIONS TO BE AWARE OF 7.1 Directors and employees acknowledge their own responsibility to avoid any insider trading and/or contravention of the JSE Listings Requirements or the FMA. 7.2 An insider is prohibited from dealing in shares, disclosing inside information to another person and encouraging or cause another person to deal, or discouraging or stopping another person from dealing in the shares of the company, irrespective of the company being in a closed period or not. 7.3 There is a defense available to the offence relating to an insider dealing in shares whilst in possession of inside information: An insider is not guilty of such offence if such insider proves on a balance of probabilities that he or she 7.3.1 only became an insider after he or she had given the instruction to deal to an authorised user and the instruction was not changed in any manner after he or she became an insider; or 7.3.2 was acting in pursuit of a transaction in respect of which- 7.3.2.1 all the parties to the transaction had possession of the same inside information; 7.3.2.2 trading was limited to the aforesaid parties; and 7.3.2.3 the transaction was not aimed at securing a benefit from exposure to movement in the price of the security, or a related security, resulting from the inside information Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 11 of 15 11 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 7.4 There is a defense available to the offence relating to disclosure of inside information: The pertinent defense is if such insider can prove on a balance of probabilities that he or she disclosed the inside information because it was necessary to do so for the purpose of the proper performance of the functions of his or her employment, office or profession in circumstances unrelated to dealing in any security listed on a regulated market or trading with a derivative instrument related to such a security and that he or she at the same time disclosed that the information was inside information. 7.5 These defenses require a very technical legal analysis and should not be adopted by directors on a blasé approach. If a director believes that a defense would be applicable, this must be confirmed by Harmony prior to any act being taken. 8. CENSURE AND PENALTIES 8.1 In terms of the JSE Listings Requirements, the JSE may apply the following censure and penalties to the company or any of its directors who has failed to adhere to the provisions of the JSE Listings Requirements: 8.1.1 censure the company and/or the director(s), individually or jointly, by means of private or public censure; 8.1.2 impose a fine not exceeding such amount as stipulated by the Financial Markets Act on the company and/or the director(s) individually or jointly; 8.1.3 disqualify the director(s) from holding the office of a director of a listed company for any period of time; 8.1.4 terminate the accreditation; and/or 8.1.5 impose any other penalty that is appropriate in the circumstances. 8.2 In terms of the FMA, a contravention of the insider trading restrictions constitutes a criminal offence. This can give rise to a multiplicity of consequences, but are in the main, a resulting criminal conviction or administrative fine equal to the profit made by such trading or loss avoided, an amount of R1 million (adjusted annually), interest and costs of suit. 8.3 A contravention of the restriction against disclosing inside information would result in the same consequences as set out in paragraph , albeit the administrative fine also takes into account the commission or consideration received for such disclosure, encouragement or discouragement. Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 12 of 15 12 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY 9. ADDITIONAL GUIDELINES This policy is in addition to, and must be read with, the Board Terms of Reference. Chief Executive Officer Harmony Gold Mining Company Limited (On behalf of the Board of Directors)

Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 13 of 15 13 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY ANNEXURE A HARMONY GOLD MINING COMPANY LIMITED (Registration number: 1950/038232/06) ("Company") [Date] Address Dear [investment manager] DEALINGS IN COMPANY SECURITIES (SHARES) In terms of paragraph 3.73 of the JSE Limited (“JSE”) Listings Requirements, I am required to advise you, as my investment manager, of the following: 1. I am a *director / *a director of a major subsidiary6 of the Company; and 2. You may not deal in my Company shares unless you obtain my prior written consent. Kindly advise me immediately after you have dealt in the Company shares on my behalf, to enable me to advise the Company of such trade. I am required to inform the Company of any trades in my Company shares by no later than 3 (three) business days after such trade occurs. Please inform me of the following: - Date of transaction - Number of shares - Price and total value Please be aware that the above does not override the provisions of the Financial Markets Act relating to insider trading and should not be construed as additional defences or exclusions from having to comply with the Financial Markets Act. Yours faithfully [Director] 6 Terminology to be adapted based on circumstances, i.e. director or prescribed officer or company secretary Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 14 of 15 14 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY ANNEXURE B HARMONY GOLD MINING COMPANY LIMITED (Registration number: 1950/038232/06) ("Company") [Date] Address Dear [associate] DEALINGS IN COMPANY SECURITIES (SHARES) In terms of paragraph 3.72 of the JSE Limited (“JSE”) Listings Requirements I am required to advise you that I am *a director / *a director of a major subsidiary7 of the Company. In terms of the JSE Listings Requirements, you are classified as an associate of mine. Kindly advise me as soon as possible but in any event not later than 2 (two) business days after you have dealt in the Company’s securities to enable me to advise the Company of such trade. Please inform me of the following: - Name of associate - Date of transaction - Nature of transaction - Nature of holding (direct or indirect) - Number of shares - Price and total value - In the case of options or any other similar right or obligation, the option strike price, strike dates and periods of exercise and/or vesting - Confirmation as to whether the trades were done on-market or off-market I need to inform the Company of such trade by no later than 3 (three) business days after such trade occurs. In terms of the JSE Listings Requirements, any such trade by you (as my associate) in the securities of the Company must be announced on SENS. Please be aware that the above does not override the provisions of the Financial Markets Act relating to insider trading and should not be construed as additional defences or exclusions from having to comply with the Financial Markets Act. Yours faithfully 7 Terminology to be adapted based on circumstances, i.e. director or prescribed officer or company secretary Document No: TRADING IN COMPANY SHARES AND INSIDER TRADING Issue Date: May 2014 Review date: Nov 2025 Page: 15 of 15 15 HARMONY GOLD MINING COMPANY LIMITED TRADING IN SHARES AND INSIDER TRADING POLICY [Director]